Exhibit 99.1

FOR IMMEDIATE RELEASE July 25, 2007	Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622
RTI REPORTS U.S. CUSTOMS INVESTIGATION ON DUTY DRAWBACK CLAIMS
*** Provides Updated Financial Outlook ***
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI), today disclosed that U.S. Customs and Border Protection is investigating claims filed on behalf of RTI to obtain reimbursement of duty paid on imported titanium sponge used to produce products exported to its non-domestic customers. The Company maintains a drawback program utilizing the services of a licensed broker who served as the Company’s authorized agent, a common industry practice, to recapture duty paid on imported titanium sponge as an offset against exports for products shipped outside the United States.
     The Company has learned that the files of its agent were seized by U.S. Immigration and Customs Enforcement officials and that the agent is under investigation for filing false claims on behalf of its customers, including RTI. The Company is conducting an internal investigation of its claims and has no reason to believe that any of its internal processing of claims was fraudulent.
     The Company’s preliminary investigation has identified certain claims filed by the agent which may not comply with U.S. Customs regulation and therefore RTI may not have been entitled to reimbursement of the duty paid on those items. The total value of RTI claims currently under investigation by U.S. Customs is approximately $7.6 million. RTI has received a total of duty drawback of approximately $14 million since it first retained the agent in January 2001. The Company has revoked the agent’s authority and is fully cooperating with U.S. Customs to determine to what extent any claims may be invalid or may not be supportable with adequate documentation. In the event U.S. Customs determines the entire $7.6 million in claims are invalid, which the Company believes is unlikely, the impact to net income will be approximately $0.21 per diluted share.
     In addition, while the investigation is continuing the Company has voluntarily suspended the filing of current claims and as a result expects a recurring quarterly impact to net income of $0.04 per diluted share for the last three quarters of 2007.
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July 25, 2007

Additional Financial Outlook Updates
     As previously announced, on May 31, 2007, under the terms of the contract extension for the Joint Strike Fighter with Lockheed Martin, RTI agreed to sell the first 1.4 million pounds, of the over 80 million pounds of product estimated to be supplied during the term of the agreement, at original contract prices. This reduction in selling prices is expected to have an impact on net income of $0.16 per diluted share of which $0.02 per diluted share will impact the second quarter of 2007 and approximately $0.08 per diluted share will impact the balance of 2007.
     The Company will address these and other related matters on its upcoming conference call scheduled for Wednesday, August 1, 2007, at 10:00 a.m. Eastern Time where it plans to discuss its 2007 second quarter financial results scheduled for release after market on Tuesday, July 31, 2007.
     To participate in the call, please dial toll free (USA/Canada) 866-672-2663 or (International) 973-582-2772 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Wednesday, August 8, 2007, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 8967843.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to:
•	the expansion of the scope of U.S. Custom’s current investigation of the Company’s duty drawback claims beyond those claims currently identified as being under investigation,

•	the potential imposition of fines and penalties by U.S. Customs,

•	the results of the Company’s ongoing internal investigation,

•	the timing of the Company’s ability to participate in duty drawback in the future,

•	military spending and continued Congressional support for the JSF program, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the Company’s reports filed with the Securities and Exchange Commission.
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     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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